WHWEL Real Estate Limited Partnership
            c/o Whitehall Street Real Estate Limited Partnership VII
                           85 Broad Street, 19th Floor
                            New York, New York 10004

                                                     August 28, 1997

Wellsford Commercial Properties Trust
Wellsford Real Properties, Inc.
610 Fifth Avenue
New York, New York 10020

Gentlemen:

         Reference is hereby made to the Limited Liability Company Operating Agreement (the "Agreement") of Wellsford/Whitehall Properties, L.L.C. (the "Company"), dated the date hereof, between WHWEL Real Estate Limited Partnership ("Whitehall") and Wellsford Commercial Properties Trust ("WCPT"), pursuant to which Whitehall and WCPT are setting forth the terms and conditions by which the Company intends to operate. Capitalized terms not otherwise defined herein shall have the definitions set forth in the Agreement.

         Subject to the provisions regarding restrictions on ownership and transfer, and in addition to any rights set forth in the Agreement, including without limitation the rights set forth in Section 8.3 thereof, in the event Whitehall and/or any of its Affiliates, either individually or together, intend(s) to sell, whether in a registered or private offering or otherwise, in one or more series of related transactions, any combination of shares of common stock, par value $.01 per share, of Wellsford Real Properties, Inc. ("WRP Shares"), or shares of beneficial interest, par value $.01 per shares, of WCPT ("WCPT Shares"), having an aggregate proposed purchase price of $10 million or more, Whitehall shall provide WRP and WCPT, respectively, (i) with two business days prior written notice of its intention to commence such a sale and (ii) during such two business day period, the opportunity to offer to purchase from Whitehall such WRP Shares and/or WCPT Shares. Notwithstanding the foregoing, Whitehall shall have no obligation to accept any such offer from WRP or WCPT.

         This letter agreement and all rights arising hereunder shall be governed by the internal laws of the State of New York.

         This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         If the foregoing correctly reflects our understanding, please confirm your acceptance by executing the enclosed counterpart of this letter agreement and return it to the undersigned, whereupon it will become a binding agreement between the parties hereto in accordance with its terms.

                                  WHWEL REAL ESTATE LIMITED PARTNERSHIP

                                  By: WHATR Gen-Par, Inc.,
                                      as General Partner

                                      By: /s/ Ronald Bernstein
                                          Name: Ronald Bernstein
                                          Title:   Assistant Vice President


Acknowledged and agreed as of the date first above written:

WELLSFORD COMMERCIAL PROPERTIES TRUST


By:   /s/ Edward Lowenthal
      Name: Edward Lowenthal
      Title:   President


WELLSFORD REAL PROPERTIES, INC.


By:   /s/ Edward Lowenthal
      Name: Edward Lowenthal
      Title:   President



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